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                                                                   Exhibit 10.45

October 23, 2006


Mr. Mike Davies
Reclamation Consulting and Applications, Inc.
940 Calle Amanecer
Unit E
San Clemente, CA 92673


Dear Mr. Davies:

This letter agreement confirms the engagement of Monarch Bay Capital Group, L.L.C. ("MBCG") by Reclamation Consulting and Applications, Inc. ("RCAI") as consultants to assist in the definition and execution of a debt & warrant purchase agreement.

         1. SERVICES.

         (a) MBCG will use its best professional efforts to perform the consulting services described in Exhibit A hereto (the "Services"). MBCG will devote such time and effort as is it deems necessary to provide the Services. RCAI will provide MBCG with all information concerning RCAI which MBCG reasonably deems appropriate in connection with its engagement and will provide MBCG with reasonable access to RCAI's officers, directors and advisors upon reasonable notice in advance. To RCAI's knowledge, all such information will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. RCAI acknowledges that MBCG will be using and relying upon the accuracy and completeness of publicly available information and the information supplied by the Company and its officers in connection with its engagement without independent verification.

         (b) RCAI shall have complete discretion whether or not to accept and enter into definitive agreements reflecting the terms and conditions proposed by MBCG in connection with its performance of the Services, and RCAI shall have no obligation to enter into any agreement with any party which is not approved by its Board of Directors in accordance with its corporate requirements.

         (c) MBCG will keep confidential and not disclose or permit its employees or representatives to disclose confidential information received from RCAI (other than to MBCG employees or agents involved in the performance of services hereunder or otherwise on a need-to-know basis), except as contemplated in this letter agreement, as otherwise may be authorized in writing by RCAI, or as may be required by law. For purposes of this letter agreement, "confidential information" means information provided by RCAI to MBCG that is not otherwise lawfully available to MBCG from sources outside of RCAI, and any such information shall cease to be confidential information when it becomes generally available to the public, or comes to MBCG's attention in either case, through other sources that do not, to MBCG's knowledge at the time, involve a violation of this or any similar agreement.

         (d) In the performance of the Services by MBCG hereunder, MBCG and its agents and representatives shall comply with all applicable laws and regulations. MBCG is not bound by any agreement, arrangement, undertaking, law, regulation, or court order which would prohibit it from providing the Services and receiving fees in the manner contemplated by this letter agreement.

         2. FEES.

         (a) REDEMPTION FEE. RCAI will pay to MBCG a fee (the "Redemption Fee") equal to twenty percent (20%) of the difference between (A) the sum of (1) RCAI's total obligations owed to AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the "Investors") as of the date of redemption of such, the ("Investor Debt") and (2)


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the value of RCAI warrants issued to the Investors in connection with Investor
Debt. ("Investor Warrants") and (B) the total redemption amount paid by RCAI to the Investors for redeeming the Investor Debt and the Investor Warrants ("Redemption Amount"). The Investor Debt shall be determined by the Investor and shall include outstanding notes, fees, penalties, interest and all other charges owed to the Investor. The Redemption Fee will be due and payable in cash, upon RCAI's payment of the Redemption Amount to the Investors.

         3. EXPENSES. In addition to the compensation described in Section 2 above, RCAI will reimburse MBCG for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services upon presentation of supporting documentation provided that such expenses are pre-approved by RCAI. Such reimbursement will be due and payable within five (5) business days after RCAI's receipt of MBCG's invoice for same.

         4. INDEMNITY; LIMITATION OF LIABILITY.

         (a) RCAI will indemnify and hold harmless MBCG against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MBCG is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this letter agreement or MBCG's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of MBCG, or its agents or representatives.

         (b) MBCG will indemnify and hold harmless RCAI against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which RCAI is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this letter agreement or MBCG's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of RCAI, or its agents or representatives.

         (c) The indemnification provisions of paragraph 4(b) above shall be in addition to any liability or damages which an indemnified party may otherwise be entitled to receive from an indemnifying party hereunder, and shall extend to the following for each of MBCG or RCAI, as the case may be: its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MBCG or RCAI in this Section 4 shall be understood to include any and all of the foregoing relationships to such party, as applicable.

         (d) Other then for direct breach of this letter agreement by either MBCG or RCAI, neither party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the other for or in connection with this letter agreement or such party's performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from such party's gross negligence or willful misconduct, or that of such party's agents or representatives. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY ALLEGED TO BE LIABLE FOR THE DAMAGES HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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         5. TERM OF ENGAGEMENT. This letter agreement shall continue in full force and effect until the earlier of the following occurs: (a) all of the Services hereunder have been fully performed; (b) both parties have mutually agree to terminate this letter agreement, effective as of the date agreed upon by the parties; and (c) either party has notified the other of its desire to terminate the letter agreement, effective as of a date not less than thirty (30) days from the date such notification is received. Upon termination of this letter agreement, neither party will have any liability or continuing obligation to the other, except that: (a) RCAI will remain liable for any previously approved, out-of-pocket expenses incurred up to the time of termination; (b) the provisions of Sections 1(b), 4, 6 and 7 will survive the termination of this letter agreement.

         6. SUCCESSORS AND ASSIGNS. The benefits of this letter agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this letter agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

         7. MISCELLANEOUS.

         (a) RCAI is a sophisticated business enterprise that has retained MBCG for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. RCAI recognizes that the consulting relationship is not an exclusive relationship for MBCG or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter agreement, and each party agrees that there is no fiduciary relationship between them.

         (b) The Services do not include requiring MBCG to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. MBCG's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to RCAI. Accordingly, MBCG shall not express any legal opinions with respect to any matters affecting RCAI.

         (c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

         (d) This letter agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this letter agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.


Please confirm your agreement by signing and returning a copy of this letter agreement to MBCG.

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                                          Very truly yours,

                                          Monarch Bay Capital Group, L.L.C.


                                          By:    /s/ David Walters
                                             --------------------------------


Accepted and agreed by:

Reclamation Consulting and Applications, Inc.

By:   /s/ Michael Davies
   -----------------------------------


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                                    EXHIBIT A
                                    SERVICES

DEBT & WARRANT PURCHASE  AGREEMENT

o Assist the Company to negotiate a redemption formula with the Investors which is more favorable to the Company than the formula to which the Company is currently subject under its agreements with the Investors.








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